Exhibit 99.1

Joint Statement from Alibaba Group and Yahoo! Inc. Regarding Alipay

SUNNYVALE, California and HONG KONG - May 15, 2011 — Yahoo! Inc. (NASDAQ: YHOO) and Alibaba Group issued the following statement regarding Alipay:

“Alibaba Group, and its major stockholders Yahoo! Inc. and Softbank Corporation, are engaged in and committed to productive negotiations to resolve the outstanding issues related to Alipay in a manner that serves the interests of all shareholders as soon as possible.”

About Alibaba Group

Alibaba Group is a global e-commerce leader and the largest e-commerce company in China. Since it was founded in 1999, Alibaba Group has grown to include the following core businesses: Alibaba.com (HKSE: 1688; 1688.HK), Alibaba Group’s flagship company and the world’s leading B2B e-commerce company; Taobao, China’s largest online retail website and a one-stop platform for shopping, socializing and information sharing; Alibaba Cloud Computing, a developer of advanced data-centric cloud computing services; and China Yahoo!, one of China’s leading Internet portals.

About Yahoo!

Yahoo! (NASDAQ:YHOO) is the premier digital media company, creating deeply personal digital experiences that keep more than half a billion people connected to what matters most to them, across devices and around the globe. And Yahoo!’s unique combination of Science + Art + Scale connects advertisers to the consumers who build their businesses. Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom (pressroom.yahoo.com) or the company’s blog, Yodel Anecdotal (yodel.yahoo.com).

Yahoo! is the trademark and/or registered trademark of Yahoo! Inc.

All other names are trademarks and/or registered trademarks of their respective owners.

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Alibaba Group Contact Information

John W. Spelich

+852 2215 5129

johnspelich@hk.alibaba-inc.com

Yahoo! Contact Information

Media Contact:

Dana Lengkeek

415-994-4008

danal@yahoo-inc.com

Investor Contact:

Cathy La Rocca

408-349-5188

cathy@yahoo-inc.com